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                        SECOND AMENDMENT TO EMPLOYMENT,
                    NON-DISCLOSURE AND NON-COMPETE AGREEMENT
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     This Amendment (which may hereinafter be referred to as the "Second
Amendment") is an amendment to the amended Employment, Non-Disclosure and Non-Compete Agreement dated June 20, 1994 (referred to as the "1994 Agreement"), between International Electronics, Inc., a duly authorized and existing Massachusetts corporation with a usual place of business at 427 Turnpike Street, Canton, Massachusetts 02021 (hereinafter referred to as "Company") and John Waldstein of 97 Meadowbrook Road, Needham, Massachusetts 02192 (hereinafter referred to as "Employee"). The 1994 Agreement was amended by a 1994 Amendment dated December 7, 1994. For good and valuable consideration, including the promises hereinafter made, the parties hereto hereby agree as follows:

     Paragraph 6 of the 1994 Agreement and the 1994 Amendment are hereby deleted and the following is substituted in its place:

     6.  Term/Termination.  This Agreement shall have a term commencing on May
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     1, 1998 and shall continue until December 31, 2000, and shall be extended as hereinafter provided in paragraph 6(g), provided that the Employee's employment may be earlier terminated by the Company for cause, for voluntary resignation, or upon death or permanent disability of the Employee, all of which terms are defined as follows:

          a. "Termination for Cause" shall mean the termination of employment of the Employee because of the Employee's dereliction of duty, dishonesty, theft, gross misconduct, disclosure of trade secrets or aid of a competitor, or because of a breach by the Employee of the terms of any agreement between the Employee and the Company.

          b. "Termination by Voluntary Resignation" shall mean the termination of employment as a result of the voluntary resignation or withdrawal, for any reason, by the Employee.

          c. "Termination by Death" shall mean the termination of employment as a result of the death of the Employee.

          d. "Termination by Disability" shall mean the termination of employment as a result of the disability, as herein defined, of the Employee.

          e. "Disability" shall mean the Employee's inability to perform the services which he is to provide to the Company
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          for any one hundred weekdays in any continuous period of six months by reason of physical or mental illness or incapacity. In the event of any dispute between the parties regarding the existence of a permanent disability, the matter shall be determined by a licensed physician selected by the Company, and such determination shall be conclusive and binding upon the Company and Employee.

          f. In addition, on January 1, 1999 and each January 1 thereafter, the base salary described in paragraph 5 of the 1994 Agreement shall be adjusted at a minimum for inflation during the prior year. The adjustment shall be based on the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston, Massachusetts published by the Bureau of Labor Statistics of the U.S. Department of Labor, all items, unadjusted for seasonal variations (1982-1984=100) or any index published by the United States government in substitution thereof.
          The adjustment shall be based on the change in the Consumer Price Index from January of the prior year to January of the year in which the calculation is performed.

          g. If on January 1, 1999 and on each January 1 thereafter, the employment of the Employee has not been terminated, this Employment Agreement will automatically extend itself for one additional year, the effect of which will be that on each such January 1, the term of this Agreement will be for three years and the Employee, until terminated, will have an employment term of at least two years at all times.

     Other than as provided in this Second Amendment, all of the terms and conditions of the 1994 Agreement as amended by the 1994 Amendment shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer duly authorized thereunto by its Board of Directors and the Employee has hereunto set his hand and seal, all as of May 1, 1998.

                                            International Electronics, Inc.

  /s/ John Waldstein                          /s/ C. Hentschel
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John Waldstein, Employee                    By: C. Hentschel, Vice President